Exhibit 99.2

Second Quarter 2014 Earnings Presentation

Forward Looking Statements 2 When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowing; implementation of or changes in government regulations or programs affecting MFA’s business; MFA's estimates regarding taxable income the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by the Company to accrete the market discount on Non-Agency MBS and the extent of prepayments, realized losses and changes in the composition of MFA's Agency MBS and Non-Agency MBS portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA's Board of Directors and will depend on, among other things, MFA's taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as the Board deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the Investment Company Act), including statements regarding the Concept Release issued by the SEC relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are in engaged in the business of acquiring mortgages and mortgage-related interests; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the Securities and Exchange Commission, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Executive Summary EPS and dividend per share of $0.20. In an investment environment characterized by very low short-term interest rates, we continued to identify attractive investment opportunities across the residential mortgage asset universe. Well positioned for a more flexible monetary policy by the Federal Reserve that is responsive to measures of labor markets, inflation and other economic data. Leverage ratio of 2.8:1 68% of MBS are adjustable, hybrid or step-up(1) 3 (1) Information presented on a non-GAAP basis, as the calculation includes an aggregate of $494.0 million of re-performing/non-performing loan MBS and Non-Agency MBS that are reported as a component of Linked Transactions. On a GAAP basis, which excludes Linked Transactions, 66% of MBS are adjustable, hybrid or step-up.

Despite Changing Interest Rates and Prepayment Speeds, MFA’s Key Metrics Remain Generally Consistent 4 Second Quarter 2013 Third Quarter 2013 Fourth Quarter 2013 First Quarter 2014 Second Quarter 2014 Yield on Interest Earning Assets 4.01% 4.05% 4.26% 4.32% 4.26% Net Interest Rate Spread 2.38% 2.24% 2.34% 2.44% 2.42% Debt Equity Ratio 3.1x 3.0x 2.9x 2.9x 2.8x

Book Value Increased in the Second Quarter due to the Appreciation of both Agency and Non-Agency Assets 5 Book Value per common share as of 3/31/14 $ 8.20 Net Income available to common shareholders 0.20 Common Dividend declared during the quarter (0.20) Net change in value of Agency MBS 0.12 Net change in value of Non-Agency MBS 0.12 Net change in value of hedging and other derivative instruments (0.07) Book Value per common share as of 6/30/14 $ 8.37

MFA’s Interest Rate Sensitivity as Measured by Net Duration, Remains Below 1.0 6 Assets Market Value* Average Coupon Duration Non-Agency ARMs (12 months or less MTR) $2,713 2.55% 0.5 Non-Agency Hybrid (12-48 MTR) $726 5.19% 1.0 NPL/RPL Securities $495 3.38% 1.9 Non-Agency Fixed Rate $1,622 5.79% 3.6 Agency ARMs (12 months or less MTR) $1,990 3.06% 0.7 Agency ARMs (12-120 MTR) $2,211 3.21% 2.0 Agency 15 Year Fixed Rate $2,348 3.13% 3.8 Cash and Principal Receivable $345 0.0 TOTAL ASSETS $12,448 1.9 Hedging Instruments Notional Amount* Duration Swaps (Less than 3 years) $1,377 -1.3 Swaps (3-6 years) $950 -4.4 Swaps (6-10 years) $1,600 -5.9 TOTAL HEDGES $3,927 -3.9 Net Duration 0.65 *Data as of 6/30/14, dollars in millions. Non-Agency market value is presented on a non-GAAP basis, as it includes approximately $494.0 million in aggregate of MBS reported as a component of Linked Transactions.

Investment in Residential Mortgage Assets Including Agency MBS, Seasoned Non-Agency MBS, Re-performing/Non-performing Loan MBS and Credit Sensitive Residential Whole Loans

At June 30, 2014	Agency MBS	Non-Agency MBS (1)	RPL/NPL MBS (1)	Residential Whole Loans	Cash and Other, net	Total
Market Value	$ 6,549,451	$ 5,000,312	$ 495,072	$ 59,746	$ 390,808	$ 12,495,389
Less Financing and Payables (2)	(5,757,074)	(2,898,646)	(403,304)	(6,400)	(100,000)	(9,165,424)
Equity Allocated	792,377	2,101,666	91,768	53,346	290,808	3,329,965
Less Swaps at Market Value	-	-	-	-	(54,671)	(54,671)
Net Equity Allocated	$ 792,377	$ 2,101,666	$ 91,768	$ 53,346	$ 236,137	$ 3,275,294
Debt/Net Equity Ratio (3) (4)	7.27x	1.38x	4.39x	-	-	2.93x
For the Quarter Ended June 30, 2014						
Yield on Average Interest Earning Assets (5)	2.26%	7.69%	3.80%	7.44%	0.03%	4.27%
Less Average MBS Cost of Funds (6)	(1.13)	(3.08)	(1.78)	-	-	(1.77)
Less Cost of Senior Notes	-	-	-	-	(8.03)	(8.03)
Net Interest Rate Spread (5)	1.13%	4.61%	2.02%	7.44%	(8.00)%	2.42%

(1) *Information with respect to Non-Agency MBS and RPL/NPL MBS, related repurchase agreement borrowings and resulting totals is presented on a non-GAAP basis, as it includes $67.8 million of Non-Agency MBS, $426.2 million of RPL/NPL MBS and $387.5 million of repurchase agreements underlying "Linked Transactions." The purchase of a Non-Agency or RPL/NPL MBS and contemporaneous repurchase borrowing of this MBS with the same counterparty are accounted for under GAAP as a Linked Transaction. The two components of a Linked Transaction (MBS and associated borrowings under a repurchase agreement) are evaluated on a combined basis and are presented net as Linked Transactions on our consolidated balance sheet.*

(2) *Financings include repurchase agreements, securitized debt, senior notes and payable for unsettled purchases.*

(3) *Information presented on a non-GAAP basis. For the Agency, Non-Agency and RPL/NPL MBS portfolios, represents the sum of borrowings under repurchase agreements (including an aggregate $387.5 million of repurchase agreements underlying linked transactions), payable for unsettled purchases, multi-year collateralized financing arrangements of $446.4 million and securitized debt as a multiple of net equity allocated. The numerator of our Total Debt/Net Equity ratio also includes borrowings under repurchase agreements of $439.0 million for which U.S. Treasury securities are pledged as collateral and Senior Notes. On a GAAP basis, which excludes the impact of Linked Transactions, our Debt/Net Equity ratio is 1.36x for Non-Agency MBS, 23.21x for RPL/NPL MBS and 2.81x in total.*

(4) *Debt/Net Equity ratio includes impact of unsettled purchases. Assuming such purchases were settled in cash, Debt/Net Equity for RPL/NPL MBS is 3.68x (no leverage on a GAAP basis), and 2.91x in total (2.79x on a GAAP basis).*

(5) *Information presented on a non-GAAP basis. On a GAAP basis, which excludes the impact of Linked Transactions, the yield on average interest earning assets for the quarter is 4.26% and the net interest rate spread for the quarter was 2.42%.*

(6) *Information presented on a non-GAAP basis. Average MBS cost of funds includes interest on repurchase agreements (including $387.5 million of repurchase agreements underlying Linked Transactions), the cost of swaps and securitized debt. Agency cost of funds includes 81 basis points and Non-Agency cost of funds includes 82 basis points associated with Swaps to hedge interest rate sensitivity on these assets. On a GAAP basis, which excludes the impact of Linked Transactions, the average MBS cost of funds for the quarter was (1.77)%.*

Credit Fundamentals on MFA’s Non-Agency MBS Continue to Improve Home price appreciation and mortgage amortization continue to decrease the LTV ratio for many of the mortgages underlying MFA’s Non-Agency portfolio. As a result, we have lowered our estimate of future losses within MFA’s Non-Agency MBS portfolio. In the second quarter, $24.5 million was transferred from credit reserve to accretable discount. This increase in accretable discount is expected to increase the interest income realized over the remaining life of MFA's Non-Agency MBS. 8

LTVs on MFA’s Non-Agency MBS Continue to Decline 9 Weighted average LTVs of MFA’s Non-Agency Portfolio continue to trend downward The amount of loans in the portfolio that are underwater is decreasing Lower LTVs lessen the likelihood of defaults and simultaneously decrease loss severities Data as of 6/30/14 Source: RBS-CoreLogic

LTV Breakdown of Non-Delinquent Mortgage Loans Underlying MFA’s Non-Agency MBS 10 These loans are up to date on all required mortgage payments Underlying loans are eight years seasoned on average Source: CoreLogic

Improving Credit: Current to 60 Days Delinquency Transition Rate for MFA’s Non-Agency Portfolio has Trended Down 11 MFA’s Non-Agency Portfolio Current to 60 Days Delinquency Transition Rate as of June 30, 2014 Source: CoreLogic

Improving Credit: Yet Substantial Credit Reserves 12 Non-Agency Portfolio as of June 30, 2014 Dollars in millions MFA maintains a substantial credit reserve of $987 million. Credit assumption changes would impact earnings over time.